Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
Cawley, Gillespie & Associates, Inc.
Petroleum Consultants
306 West Seventh Street, Suite 302
Fort Worth, Texas 76102
817-336-2461
February 26, 2010
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Gentlemen:
As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-56961, 333-70137, 333-135073, 333-135028, and 333-163501) and Form S-3 (No. 333-161455) of Brigham Exploration Company of our estimates of reserves, included in this Annual Report on Form 10-K, and to all references to our firm included in this Annual Report.

Very truly yours,

Cawley, Gillespie & Associates, Inc.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.
Fort Worth, Texas